As filed with the Securities and Exchange Commission on August 9, 2011.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GULF ISLAND FABRICATION, INC.

(Exact name of registrant as specified in its charter)

Louisiana	72-1147390
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

567 Thompson Road Houma, Louisiana	70363
(Address of Principal Executive Offices)	(Zip Code)

Gulf Island Fabrication, Inc. 2011 Stock Incentive Plan

(Full title of the plan)

Kerry J. Chauvin

Chairman of the Board and Chief Executive Officer

Gulf Island Fabrication, Inc.

567 Thompson Road

Houma, Louisiana 70363

(985) 872-2100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Kelly C. Simoneaux

Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P.

201 St. Charles Avenue

New Orleans, Louisiana 70170-5100

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share		Proposed maximum aggregate offering price		Amount of registration fee
Common Stock, no par value per share	500,000 Shares	$27.94	(2)	$13,970,000	(2)	$1,622	(2)
Preference Share Purchase Rights	500,000 Rights	—	(3)	—		—

(1)	Upon a future stock split, stock dividend or similar transaction involving Common Stock of the Company during the effectiveness of this Registration Statement, the number of securities registered shall be automatically increased to cover the additional securities in accordance with Rule 416(a) under the Securities Act of 1933.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act of 1933, based on the average of the high and low price per share of the Common Stock reported on the NASDAQ Stock Market on August 4, 2011.
(3)	Preference Share Purchase Rights (the “Rights”) are attached to and trade with the Company’s Common Stock. The value attributable to the Rights, if any, is reflected in the market price of such Common Stock. Because no separate consideration is paid for the Rights, the registration fee for such securities is included in the fee for such Common Stock.

PART I

INFORMATION REQUIRED IN THE SECTION

10(a) PROSPECTUS

Documents containing the information required by Part I of this Registration Statement will be sent or given to participants in the Gulf Island Fabrication, Inc. 2011 Stock Incentive Plan in accordance with Rule 428(b)(1) of the General Rules and Regulations under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the Note to Part I of Form S-8, such documents are not filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed by Gulf Island Fabrication, Inc. (the “Company”) with the Commission, are incorporated herein by reference:

(a) The Company’s latest Annual Report on Form 10-K filed pursuant to Section 13 of the Securities Exchange Act of 1934 (the “Exchange Act”);

(b) All other reports filed by the Company with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referred to in (a) above;

(c) The description of the Common Stock included in Item 1 of the Company’s Registration Statement on Form 8-A filed on March 27, 1997, including any amendment or report filed for the purpose of updating such description; and

(d) The description of the Preference Share Purchase Rights included in Item 1 of the Company’s Registration Statement on Form 8-A filed on April 8, 2009, including any amendment or report filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, except to the extent otherwise provided by Regulation S-K or any other rule promulgated by the Commission, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statements contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other document subsequently filed or incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 83 of the Louisiana Business Corporation Law provides in part that we may indemnify any of our directors, officers, employees, or agents against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him or her in connection with any action, suit, or proceeding to which he or she is or was a party or is threatened to be made a party (including any action by us or in our right) if such action arises out of his or her acts on our behalf and he or she acted in good faith not opposed to our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Under Section 83, we may also advance expenses to the indemnified party provided that he or she agrees to repay those amounts if it is later determined that he or she is not entitled to indemnification. Under Section 83, we also have the power to obtain and maintain insurance, or to create a form of self-insurance, on behalf of any person who is or was acting for us, regardless of whether we have the legal authority to indemnify the insured person against such liability. Such indemnification is not exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, authorization of shareholders or otherwise.

In accordance with Louisiana law, the Company’s Articles of Incorporation contain provisions eliminating the personal liability of directors and officers to the Company and its shareholders for monetary damages for breaches of their fiduciary duties as directors or officers, except for (i) a breach of a director’s or officer’s duty of loyalty to the Company or its shareholders, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) dividends or stock repurchases or redemptions that are illegal under Louisiana law, and (iv) any transaction from which a director or officer receives an improper personal benefit. The Company’s Articles of Incorporation further provide that the liability of a director or an officer of the Company shall be eliminated or limited to the fullest extent permitted by the Louisiana Business Corporation Law. Additionally, the Company’s Articles of Incorporation require the Company to indemnify its directors to the fullest extent permitted by law, and permit the Company to indemnify its officers, against certain expenses and costs incurred in the defense of any claim against him or as to which he was involved solely as a witness or person required to give evidence, subject to limitations determined by the Board of Directors.

The Company’s By-laws require the Company to indemnify each of its officers and directors against certain claim-related expenses and costs, judgments, settlements and fines that exceed the amount covered by its directors and officers liability insurance policy, subject to certain conditions and limitations. In particular, the director or officer must have met certain standards of conduct to be entitled to indemnification. The Company’s By-laws also set forth procedures governing the defense and settlement of claims.

Each of the Company’s directors and executive officers has entered into an indemnity agreement with the Company, pursuant to which the Company has agreed under certain circumstances to purchase and maintain directors’ and officers’ liability insurance. The agreements also provide that the Company will indemnify the directors and executive officers against any costs and expenses, judgments, settlements and fines incurred in connection with any claim involving a director or executive officer by reason of his position as director or executive officer that are in excess of the coverage provided by any such insurance, provided that the director or executive officer meets certain standards of conduct. Under the indemnity agreements, the Company is not required to purchase and maintain directors’ and officers’ liability insurance if it is not reasonably available or, in the reasonable judgment of the Board of Directors, there is insufficient benefit to the Company from the insurance. If the Company does not purchase and maintain directors’ and officers’ liability insurance, it agrees to indemnify its directors and officers to the full extent of the coverage that would otherwise have been provided by a directors’ and officers’ liability insurance policy.

The foregoing is only a general summary of certain aspects of Louisiana law and our governing documents dealing with indemnification of directors and officers, and does not purport to be complete. It is qualified in its entirety by reference to the relevant provisions of the Louisiana Business Corporation Law, and our Articles, By-laws and form of indemnity agreement, each of which is on file with the Commission.

Item 7.	Exemption From Registration Claimed.

Not applicable.

Item 8.	Exhibits.

5	Opinion of Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P.

15	Letter from Ernst & Young LLP

23.1	Consent of Ernst & Young LLP

23.2	Consent of Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P. (included in Exhibit 5)

24	Powers of Attorney (included in the signature pages of this Registration Statement)

99	Gulf Island Fabrication, Inc. 2011 Stock Incentive Plan

Item 9.	Undertakings.

(a) The undersigned Company hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houma, State of Louisiana, on August 9, 2011.

GULF ISLAND FABRICATION, INC.

By:	/s/ Kerry J. Chauvin
Kerry J. Chauvin
Chairman of the Board
and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Kerry J. Chauvin and Robin A. Seibert, or either of them, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and ratifying and confirming all that such attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on August 9, 2011.

Signature	Title

/s/ Kerry J. Chauvin Kerry J. Chauvin	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)

/s/ Robin A. Seibert Robin A. Seibert	Vice President - Finance, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)

S-1

/s/ Gregory J. Cotter Gregory J. Cotter	Director

/s/ Michael A. Flick Michael A. Flick	Director

/s/ Christopher M. Harding Christopher M. Harding	Director

/s/ Alden J. Laborde Alden J. Laborde	Director

/s/ John P. Laborde John P. Laborde	Director

/s/ Ken C. Tamblyn Ken C. Tamblyn	Director

/s/ John A. Wishart John A. Wishart	Director

Jerry D. Dumas	Director

S-2

EXHIBIT INDEX

Exhibit Number	Description of Exhibits

5	Opinion of Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P.

15	Letter from Ernst & Young LLP

23.1	Consent of Ernst & Young LLP

23.2	Consent of Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P. (included in Exhibit 5)

24	Powers of Attorney (included in the signature pages of this Registration Statement)

99	Gulf Island Fabrication, Inc. 2011 Stock Incentive Plan